Exhibit 99.1

For Immediate Release

InfoLogix Announces Second Quarter 2008 Financial Results

Fourth consecutive quarter of sequential growth drives record revenues

HATBORO, Pa., August 4, 2008 — InfoLogix, Inc. (Nasdaq: IFLG), a leading technology provider of enterprise mobility solutions for the healthcare and commercial industries, today announced financial results for the second quarter ended June 30, 2008.  Highlights for the quarter include:

•      Total revenue increased 20.8% to a record $26.3 million, from $21.8 million in the second quarter of 2007, driven by key strategic acquisitions.

•      Revenue for the six month period ended June 30, 2008 reached a record $50.1 million, up 43% from the first half of 2007.

•      Gross margins continued to expand in the second quarter and increased to 27.7%, compared to 25.9% in the first quarter of 2007.

•      Higher margin professional services, software, maintenance and warranty revenue was $10.4 million in the second quarter of 2008, or 39.5% of total revenue, compared to $3.9 million for the second quarter 2007, an increase of 167%, partially offset by an 11.3% decline in lower-margin hardware and infrastructure revenue to $15.6 million in the second quarter of 2008 compared to $17.6 million in the second quarter of 2007.

David T. Gulian, President and Chief Executive Officer of InfoLogix, said “Financial results in the second quarter indicate continued development of the InfoLogix business model.  We generated meaningful revenue growth on both a year-over-year and sequential basis, expanded our margins, and completed the investment in our sales, operations and management teams that will allow us to realize operating leverage in the coming quarters. We also completed two strategic acquisitions that we anticipate will drive increased margins, enhance our intellectual property portfolio, and create new sales opportunities at the highest executive levels within our targeted markets.  We believe our continued progress in the second quarter will add to significant shareholder value as we deliver on our strategic plan.”

Gulian continued, “Professional services now represents over a third of our revenues, and we see this percentage increasing as we continue to integrate recent acquisitions. This progression is in line with our ongoing strategy to develop and acquire higher value, higher margin software and service offerings that drive value for customers, prospects, and shareholders.”

Second Quarter 2008 Financial Results

Revenues were $26.3 million for the quarter ended June 30, 2008, compared to $21.8 million for the same period of 2007, an increase of $4.5 million or 20.8%.  The increase in revenue is primarily the result of the expansion of our professional services across each market we serve and includes revenue from the Healthcare Informatics Associates, Delta Health Services and Aware Interweave acquisitions.

Gross profit was $7.3 million for the quarter ended June 30, 2008, compared to $5.7 million for the same period of 2007, an increase of $1.6 million or 28.9%.  Gross margin was 27.7%, up from 25.9% for the second quarter of 2007. The increase in gross margin is the result of a planned shift in sales focus from lower-margin hardware to high margin, high value consulting, software, and professional services revenues.

Selling expenses were $2.9 million for the quarter ended June 30, 2008, compared to $2.6 million in the second quarter 2007, an increase of $0.3 million or 10.8%, due to the expansion of sales staff in late 2007. General and administrative expenses were $5.0 million, compared with $3.6 million for the same period of 2007, an increase of $1.4 million, or 38.2%.  The increase in general and administrative expenses was primarily attributable to approximately $250,000 in one-time fees related to debt refinancing, and an increase in expenses related to recent acquisitions.

InfoLogix reported a net loss of $0.5 million, or $0.02 per basic and diluted share, for the three months ended June 30, 2008 compared with a net loss of $0.4 million, or $0.02 per basic and diluted share for the same period of 2007.

In view of the two acquisitions and refinancing of long term debt completed during the quarter, balance sheet accounts for the quarter ended June 30, 2008 are still being finalized.  Accordingly, the company cannot at this time provide a full balance sheet and statement of cash flows in the financial tables. The full balance sheet and statement of cash flows will be provided in the report filed with the Securities and Exchange Commission on Form 10-Q for the second quarter 2008. The following summarizes key balance sheet accounts at June 30, 2008:

($ millions)	June 30, 2008	December 31, 2007
Total assets	$55.0	$48.7
Cash and cash equivalents	$5.0	$6.1
Total liabilities	$36.4	$30.2
Stockholders’ equity	$18.6	$18.5

“We believe the acquisitions and senior financing completed in the second quarter of 2008 are consistent with our strategy to drive our transformation into the leading mobile solutions provider,” stated Mr. Gulian.  “We are on plan in integrating our recent acquisitions, and expect to realize additional revenue benefits and operating leverage in the second half of 2008 leading to an improved operating margin.   The continued shift to higher-margin mobile solutions and professional and consulting services and expected operating leverage should translate into profitability by the end of 2008.”

Conference Call and Webcast

Management will host a conference call with the investment community August 5, 2008 at 9:00 a.m. Eastern time. Interested parties may participate in the conference call by dialing 1-877-548-7912 or 1-719-325-4890 for international callers. When prompted, ask for the “InfoLogix Q2 2008 Earnings Release.” The teleconference will be webcast simultaneously on the InfoLogix website at www.infologix.com under Investors: Event Calendar. The webcast replay will be archived for 12 months.

About InfoLogix, Inc.

InfoLogix is a leading provider of enterprise mobility and advanced wireless asset tracking solutions for the healthcare and commercial industries. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes. With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine. InfoLogix is a publicly-traded company (NASDAQ: IFLG). For more information, visit www.infologix.com

Safe Harbor

InfoLogix makes forward-looking statements in this press release which represent our expectations or beliefs about future events and financial performance. Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in our Annual Report on Form 10-K for the period ended December 31, 2007 and other filings we make with the Securities and Exchange Commission. In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements. We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

Investor Contacts:

Gregory FCA

Joseph Crivelli

Senior Vice President

610-228-2100

InfoLogix, Inc.

John A. Roberts

Chief Financial Officer

215-604-0691

Media Contact:

Gregory FCA

Kristy DelMuto

Associate Vice President

(610) 228-2118

INFOLOGIX, INC.

Unaudited Consolidated Statements of Operations

(in thousands, except share and per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues	$26,347	$21,812	$50,134	$34,986
Cost of revenues	19,059	16,158	36,641	25,991

Gross profit	7,288	5,654	13,493	8,995
Selling, general and adminstrative expenses	7,858	6,197	15,375	11,375

Operating loss	(570)	(543)	(1,882)	(2,380)
Interest expense	(373)	(179)	(660)	(310)
Interest income	32	134	79	292

Loss before income tax benefits	(911)	(588)	(2,463)	(2,398)
Income tax benefit	371	221	930	930

Net loss	$(540)	$(367)	$(1,533)	$(1,468)

Loss per share - basic and diluted	$(0.02)	$(0.02)	$(0.06)	$(0.06)

Weighted average shares outstanding - basic and diluted	25,193,700	24,039,991	25,056,071	23,817,827